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                                                                    Exhibit 99.2

              [SUBMICRON SYSTEMS CORPORATION LETTERHEAD]


PRESS RELEASE



                   Contact:   Robert P. Tetu
                              Chief Operating Officer
                              SubMicron Systems Corporation
                              (610) 530-3349

                              Neal D. Colton, Esq.
                              Counsel to SubMicron Systems Corporation
                              Cozen and O'Connor
                              (215) 665-2060


                       SUBMICRON SYSTEMS CORPORATION ASSET
                    SALE TO MANAGEMENT-LED GROUP CONSUMMATED


ALLENTOWN, PA, OCTOBER 15, 1999 - SUBMICRON SYSTEMS CORPORATION (OTC BB:SUBM) ("SubMicron") announced today that it has received approval from the United States Bankruptcy Court for the sale of substantially all of the assets of SubMicron and its subsidiaries to Akrion LLC ("Akrion"). The sale was consummated at the close of business today. Key elements of the transaction, totaling over $55 million, include the assumption of SubMicron's trade payables and the continued employment of substantially all of SubMicron's worldwide workforce. Akrion is sponsored by Sunrise Capital Partners, L.P., an affiliate of Houlihan Lokey Howard & Zukin; along with SubMicron's secured lenders, Equinox Investment Partners and Celerity Partners; and members of SubMicron's senior management.

As a result of this transaction, Akrion will capitalize on its industry-leading technology portfolio in wet surface preparation equipment, an experienced and motivated management team and a financially sound balance sheet. At its inception, Akrion has in excess of $11 million in cash on hand and total debts of less than $1 million. With the assumption of pre-petition and post-petition trade payables, Akrion anticipates enjoying the continued beneficial relationships with SubMicron's previous suppliers and the prompt return to normal payment terms with them.

The new Chairman of the Board and CEO of Akrion, David Ferran, commented, "The employees of Akrion and I are quite pleased with the outcome of this difficult process. We have all worked extremely hard over the past two and a half years to improve the quality and reliability of our products and to shorten both delivery and installation times. Our focus on continuously improving customer satisfaction has really paid off. The major semiconductor device manufacturers that have done business with us recently have been delighted with the progress that we've made. The biggest obstacle to our taking a much larger share of the market has been the financial condition of the company. Now, as Akrion, that obstacle has been removed, paving the way for us to expand both our market share and our customer base. Moving forward, we will invest our new financial resources wisely and with an absolute commitment to our number-one corporate objective, which will remain "to significantly improve customer satisfaction."

To reinforce its desire to become the dominant player in its market, Akrion has earmarked over $8 million in funds for investment in several accelerated product development programs, increased staffing and a new technology center in Singapore. These programs demonstrate not only Akrion's commitment
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              [SUBMICRON SYSTEMS CORPORATION LETTERHEAD]


PRESS RELEASE



to providing superior service to its customers on a global basis, but also its intention to be recognized for its truly innovative products and systems.

David A. Preiser, Managing Partner of Sunrise Capital Partners noted, "SubMicron's management has done an excellent job of maintaining SubMicron's position in the market place despite the industry's recent adversities. As a result of this transaction, Akrion can move forward and expand its role in the growing semiconductor capital equipment industry."

Certain statements in this press release, such as statements regarding SubMicron's strategies, plans, objectives and expectations, are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual result of SubMicron or its efforts to execute the transaction to be materially different. Such factors include, among others, general economic and business conditions, the effect of competition, the actions of the company's existing creditors and the ability of the company to secure necessary bankruptcy and governmental approval with respect to the proposed transaction. Other risks are detailed from time to time in the company's filings with the Securities and Exchange Commission, including the company's 10-K and 10-Q statements.

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